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                                                                     EXHIBIT 8.1


October 14, 1998



The Board of Governors
Medical Inter-Insurance Exchange of New Jersey
Two Princess Road
Lawrenceville, New Jersey  08648

RE: REORGANIZATION OF MEDICAL INTER-INSURANCE EXCHANGE

Ladies and Gentlemen:

As tax advisor to the Medical Inter-Insurance Exchange of New Jersey (the "Company"), we are delivering this opinion in connection with the proposed reorganization of the Company pursuant to the Plan of Reorganization adopted by you on October 15, 1997 (the "Plan"). In connection with this opinion, we have reviewed the Plan and the documents delivered pursuant thereto and have taken such additional steps and reviewed such additional documents and matters as we deemed necessary in order to render our opinion. We have also obtained the representations attached hereto as Exhibit 1. The opinion expressed herein is based upon and subject to the attached representations, the qualifications set forth below, and the accuracy and completeness of the Plan.

Based upon the foregoing, we hereby provide the following:

1. The transfer of the assets of the Company to, and the assumption of its liabilities by, the Stock Insurer, and the dissolution of the Company shall qualify as a tax-free reorganization for federal income tax purposes. Accordingly, neither the Company, the Stock Insurer(1), nor the Holding Company will recognize any taxable income as a result of the consummation of the Plan.

2. The distribution of voting stock of the Holding Company ("Common Stock") and cash to Members in connection with the Plan shall be treated as made in exchange for their Membership Interest, which shall be treated as stock for federal income tax purposes.

3. A Member receiving solely Common Stock shall not recognize gain or loss for federal income tax purposes, the basis of the Common Stock received shall equal zero, the basis of the Membership Interest extinguished under the Plan, and the Member's holding period in the Common Stock shall include the period during which the Member held their Membership Interest in the Company.

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      (1) Unless otherwise defined herein, capitalized terms have the same meanings assigned to them in the Plan, or the Registration Statement of The MIIX Group, Incorporated.
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4. A Member receiving solely cash shall be treated as having received such cash as a distribution in exchange for their Membership Interest, with a tax basis of zero, and, assuming they hold their Membership Interest as a capital asset, shall recognize capital gain equal to the cash received.

The opinion set forth above is subject to the following qualifications:

(a) We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all such latter documents. We have also assumed the accuracy of the factual matters contained in the documents we have examined.

(b) While we believe that the opinion set forth above is correct, our opinion is not binding on the IRS or on any court.

(c) Our opinion is limited to the matters expressly set forth herein and no opinion is to be implied or inferred beyond these matters expressly so stated. We are providing this opinion to the Company only, and no other person is entitled to rely on this opinion. However, we consent to the reference to this opinion and the use of our name in the Registration Statement and the Prospectus of The MIIX Group, Incorporated. This opinion speaks only as of the date hereof and is limited to present statutes, laws and regulations and to the facts as they currently exist, and representations as currently provided, and we have assumed no obligation to update or supplement this opinion. Our opinion is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations thereunder, judicial decisions and published rulings and other administrative interpretations issued by the IRS, as currently in effect, all of which are subject to change at anytime, possibly with retroactive effect. Accordingly, this opinion speaks only as of the date hereof, and we have assumed no obligation to update or supplement this opinion. In addition, our opinion does not address any federal estate tax or any state or local or foreign tax considerations arising in connection with the Plan.

Very truly yours,


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
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                                                                       EXHIBIT 1


October 13, 1998



PricewaterhouseCoopers LLP
2400 Eleven Penn Center
Philadelphia, PA  19103

Ladies and Gentlemen:

We have requested that you render an opinion letter ("Opinion") regarding selected United States federal income tax consequences of the proposed reorganization ("Reorganization") of the Medical Inter-Insurance Exchange of New Jersey ("Company") to be consummated in accordance with the terms and conditions set forth in the Plan of Reorganization, adopted by the Board of Governors on October 15, 1997 ("Plan"). Specifically, we have requested that you render an Opinion substantially to the effect that the transfer of the Company's assets to, and the assumption of its liabilities by, the MIIX Insurance Company ("Stock Insurer"), solely in exchange for voting stock of The MIIX Group, Incorporated ("Holding Company") which will own 100% of the Stock Insurer, and the subsequent dissolution of the Company, shall qualify as a tax-free reorganization. Additionally, we have requested that you expand such Opinion to address other tax matters disclosed in the Registration Statement and the Prospectus of the Holding Company.

In connection with the Opinion, and recognizing that you will rely upon this letter in rendering the Opinion, I hereby certify to you the following, to the best of my knowledge:

1) The Reorganization will be consummated in compliance with the material terms of the Plan and none of the material terms and conditions therein have been waived or modified, and the Company, the Holding Company, and the Stock Insurer have no plan or intention to waive or modify any such material condition. However, while not expressly stated in Section 4.2(a) of the Plan, the Company will receive as sole consideration for the transfer of its assets, and assumption of its liabilities, voting stock of the Holding Company.

2) We have provided you with copies of all relevant documents and amendments thereto, and such copies conform to the originals of such documents.
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October 13, 1998
Page 2


3) The subscription offering, previously intended to be conducted in connection with the Public Offering(1) of stock of the Holding Company, has been abandoned.

4)    The value of the cash or other assets retained by the Company pursuant to
      Section 4.2(a)(i) of the Plan, except for Holding Company stock, shall not exceed $5 million. Any distribution, other than the stock of the Holding Company, made by the Company to Distributees as a result of the Reorganization will be made solely out of the assets retained by the Company pursuant to Section 4.2(a)(i) of the Plan.

5) The value of the Company as of the Effective Date of the Plan will exceed $100 million.

6) The management of the Company, the Holding Company, and the Stock Insurer know of no plan or intention to reacquire any Holding Company stock issued in the Reorganization, other than in the ordinary course of business.

7) The management of the Company is not aware of any transfers of the Company's assets prior to the Effective Date that have been or will be made in contemplation of the Reorganization other than transfers in the ordinary course of business. However, an interim transfer of $10 million of assets was made by the Company to the Stock Insurer on June 24, 1998 in connection with the Plan in order to obtain appropriate state licensing of the Stock Insurer to allow for consummation of the Plan on the Effective Date.

8) The liabilities of the Company assumed by the Stock Insurer and the liabilities to which the transferred assets of the Company are subject were incurred by the Company in the ordinary course of its business. No liabilities of any person other than the Company will be assumed by the Stock Insurer in the Reorganization.

9) The Holding Company, Stock Insurer, and Company will pay their respective expenses, if any, incurred in connection with the Reorganization. The Holding Company, Stock Insurer, or Company will pay none of the expenses of the Members of the Company incurred in connection with the Reorganization.

10) There is no intercorporate indebtedness existing between the Holding Company and the Company or between the Stock Insurer and the Company that was issued, acquired, or will be settled at a discount.

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(1) Unless otherwise defined herein, capitalized terms have the same meanings assigned to them in either the Plan or the Registration Statement of The MIIX Group, Incorporated.
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October 13, 1998
Page 3


11) No two parties to the Reorganization (Company, Holding Company, or Stock Insurer) are investment companies as defined in section 368(a)(2)(F)(iii) and (iv) of the Code.(2)

12) The Company is not under the jurisdiction of a court in a case under Title 11 of the United States Code, or a receivership, foreclosure, or similar proceeding in a federal or state court.

13) New Jersey law regarding the demutualization or dissolution of a mutual insurance company provides no guidance on who is entitled to receive stock, in the case of a demutualization, or net assets, in the case of a dissolution. However, the order of the Commissioner of the New Jersey Department of Banking and Insurance dated March 5, 1998 makes it clear that the Members (as defined in the Plan) are entitled to participate in the net assets of the Company upon a dissolution of the Company effected in accordance with the Plan.

14) Prior to the Reorganization, the Holding Company will be in control of the Stock Insurer within the meaning of section 368(c) of the Code. The Holding Company has no plan or intention after the Reorganization to liquidate the Stock Insurer, to merge the Stock Insurer into another corporation, to make any extraordinary distribution in respect to its stock in the Stock Insurer, to sell or otherwise dispose of the stock of the Stock Insurer, or to cause the Stock Insurer to sell or otherwise dispose of any of the assets of the Company acquired in the Reorganization, except for dispositions made in the ordinary course of business or transfers described in section 368(a)(2)(C) of the Code.

15) Neither the Holding Company nor the Stock Insurer owns, directly or indirectly, nor has either ever owned, directly or indirectly, any interest in the Company.

16) Following the Reorganization, the Holding Company intends to cause the Stock Insurer to continue the historic business of the Company or use a significant portion of the historic business assets of the Company in a business.

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      (2) For this purpose, a company shall be exempted if not more than 25 percent of the value of its total assets is invested in the stock or securities of any one issuer and not more than 50 percent of the value of its total assets is invested in the stock or securities of 5 or fewer issuers. Section 368(a)(2)(F)(ii) of the Code. "The Code" shall refer to the Internal Revenue Code of 1986, as amended.

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October 13, 1998
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17)   The fair market value of the Holding Company's stock and other consideration to be received by each Distributee of the Company will be approximately equal to the fair market value of the membership and other interest in the Company surrendered in the exchange.

18) The Holding Company has no plan or intention to cause the Stock Insurer after the Reorganization to issue additional shares of the stock of the Stock Insurer that would result in the Holding Company losing control of the Stock Insurer within the meaning of section 368(c) of the Code.

19)   The Company will be dissolved within one year of the Effective Date.

This letter is being furnished to you for your benefit and for use in rendering your Opinion and is not to be used, circulated, quoted, or otherwise referred to for any other purpose other than inclusion in your Opinion without the express written consent of the Company. All of the foregoing certifications are true to the best knowledge of the management of the Company.

Very truly yours,


/s/ Kenneth M. Koreyva

Kenneth M. Koreyva
Chief Financial Officer